Exhibit 10.23

CONFIDENTIAL DOCUMENT

Confidential Materials omitted and filed separately with the

Securities and Exchage Commission.  Asterisks denote omissions.

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (“Sublicense”), dated effective as of June 30, 2008 (the “Effective Date”), is entered into between DYAX CORP., a Delaware corporation, of 300 Technology Square, Cambridge, Massachusetts 02139 (“Dyax”), and Merrimack Pharmaceuticals, Inc. a Massachusetts corporation of One Kendall Square, Building 700, Cambridge, MA 02139 (“Sublicensee”).

WHEREAS, under the terms of that certain Amended and Restated License Agreement by and between Dyax and Cambridge Antibody Technology Limited, now known as MedImmune Limited (“MedImmune”), dated July 30, 2007, as amended to date, Dyax has the right to obtain product licenses, on a target-by-target basis, to develop and commercialize therapeutic and diagnostic antibody products identified using MedImmune’s proprietary technology and know-how;

WHEREAS, Dyax and MedImmune have executed one such product license, under which MedImmune granted Dyax rights to develop and commercialize therapeutic and diagnostic antibody products to the target described on Attachment A (the “Product License”);

WHEREAS, a redacted version of the Product License is attached hereto as Attachment B;

WHEREAS, pursuant to the Amended and Restated Collaboration Agreement, dated effective January 24, 2007 (the “Collaboration Agreement”), Sublicensee has the right to obtain through Dyax a sublicense of the Product License; and

WHEREAS, Sublicensee desires to obtain through Dyax a sublicense of the Product License.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                      GRANT OF SUBLICENSE.

Subject to the terms and conditions set forth in Section 2 of this Sublicense, Dyax hereby grants to Sublicensee a world-wide, non-exclusive license of the rights granted to it under Clause 2.1 of the Product License. Sublicensee is permitted to sublicense its rights under this Sublicense in accordance with the terms and conditions set forth in Clauses 3.1 through 3.4 of the Product License.

2.                                      SUBLICENSEE OBLIGATIONS.

2.1                                Obligations Under Product License.

(a)                                 Sublicensee agrees to abide by all of the terms and conditions applicable to Dyax and/or Sublicensee (as a Dyax Sublicensee) under the Product License and agrees that all obligations of Dyax to MedImmune under the Product License shall also be obligations of Sublicensee to Dyax, except for (i) any obligations of Dyax contained in Clause 6 (Consideration) and Clause 7 (Provisions Relating to the Payment of Consideration) of the

Product License and (ii) any portion of the Product License that has been redacted by Dyax. Notwithstanding the foregoing, Sublicensee’s obligations pursuant to this Section 2.1 are conditional upon (i) Sublicensee receiving timely notice (in the manner provided in Section 10.2 of the Collaboration Agreement) from Dyax relating to (a) any change in such terms and conditions, and (b) any notice, claim or demand made by MedImmune under the Product License; and (ii) the parallel performance of Dyax to the extent both parties are required to perform to satisfy the obligations of Dyax or Sublicensee (as a Dyax Sublicensee) under the Product License.

(b)                                Sublicensee shall be entitled to the benefit of any diligence period extensions obtained by Dyax under Clause 11.2.1 of the Product License that are requested and paid for by Sublicensee on the following terms:

First Annual Extension	$	[**]
Second Annual Extension	$	[**]

[**].

2.2                                 Obligations Under Collaboration Agreement. Sublicensee acknowledges and agrees that all of the terms and conditions contained in the Collaboration Agreement, as amended to date, remain in full force and effect, and Sublicensee agrees to abide by all of its obligations set forth thereunder.

2.3                                 Milestones and Royalties.  Notwithstanding anything to the contrary contained in the Product License, the sublicense granted to Sublicensee under Section 1 of this Sublicense shall be subject to only the milestone and royalty payments set forth in Article 4 of the Collaboration License Agreement and Sublicensee shall have no payment obligations under the Product License or this Sublicense.

2.4                                 Indemnification for Sublicensee Breach.  Sublicensee shall indemnify and hold Dyax and its Affiliates, officers, directors, employees and agents (“Dyax Indemnified Parties”) harmless from and against any liability, damage, loss or expense (including reasonable attorney fees and expenses of litigation) incurred by the Dyax Indemnified Parties to MedImmune under or arising out of the Product License, to the extent that such liability, damage, loss or expense was incurred by any of the Dyax Indemnified Parties as a result of a breach of this Sublicense or the Collaboration Agreement by Sublicensee or any of its Affiliates or sublicensees.

3.                                      DYAX OBLIGATIONS.

3.1                                   Obligations Under Collaboration Agreement.   Dyax acknowledges and agrees that all of the terms and conditions contained in the Collaboration Agreement, as amended to date, remain in full force and effect, and Dyax agrees to abide by all of its obligations set forth thereunder.

3.2                                   Amendment to Product License.   Dyax agrees that it shall not amend the Product License in any way that materially and adversely affects or reduces the rights and licenses granted to Sublicensee under this Sublicense.

3.3                                   Indemnification for Dyax Breach.  Dyax shall indemnify and hold Sublicensee and its officers, directors and agents (“Sublicensee Indemnified Parties”) harmless from and against any liability of loss incurred by the Sublicensee Indemnified Parties to MedImmune under the Product License, to the extent that such liability was incurred by Sublicensee as a results of a breach of the Product License by Dyax.

4.                                      TERM AND TERMINATION.

This Sublicense shall expire upon expiration of the Product License and shall terminate upon termination of the Product License; provided that, at Sublicensee’s election, upon termination of the Product License, Sublicensee’s rights hereunder will continue in force provided that Sublicensee is not in breach of this Sublicense and agrees to enter into a direct agreement with MedImmune upon the terms of the Product License.

5.                                      MISCELLANEOUS.

MedImmune shall be a third party beneficiary of this Sublicense and shall have the right to enforce its terms (and claim damages as a result of any breach). This Sublicense shall be not be assignable by Sublicensee, except that Sublicensee may assign the benefit and/or burden of this Sublicense to any Affiliate of it or any Third Party (“Affiliate” and “Third Party” being defined in the Collaboration Agreement), provided that such Affiliate or Third Party undertakes to Dyax to be bound by the terms of this Sublicense. This Sublicense shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns. This Sublicense may be not be amended except pursuant to a written instrument signed by parties hereto. No provisions of this Sublicense may be waived except by an instrument in writing signed by the party sought to be bound. Neither this Sublicense nor any part hereof, including this provision against oral modifications, may be modified, waived or discharged except pursuant to a written agreement signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Sublicense to be executed by their respective duly authorized representatives as of the Effective Date.

DYAX CORP.		MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Andrew Ashe	By:	/s/ Edward J. Stewart

	Name: Andrew Ashe		Name: Edward J. Stewart

	Title: VP, Assoc. General Counsel		Title: VP, Business Development

/s/ Lisa A. Evren

Lisa A. Evren

SVP & CFO

ATTACHMENT A

[**]

Identification of Target:	[**]

GenBank accession number:	[**]

Swiss Prot number:	[**]

ATTACHMENT B

Private & Confidential

DATED AS OF 23 JUNE 2008

MEDIMMUNE LIMITED

and

DYAX CORP.

DYAX PRODUCT LICENCE FOR [**]

THIS AGREEMENT is made as of 23 June 2008

BETWEEN:

(1)                                  MEDIMMUNE LIMITED (Registered in England No. 2451177) whose registered office is at Milstein Building, Granta Park, Cambridge, Cambridgeshire, CB1 6GH, UK (“MedImmune”).

(2)                                  DYAX CORP. a corporation organised and existing under the laws of the State of Delaware having its principal place of business at 300 Technology Square, Cambridge, Massachusetts  02139 USA (“Dyax”).

BACKGROUND:

(a)                                  By the terms of the Amended and Restated Agreement (as defined below), MedImmune granted Dyax certain options to be granted Dyax Product Licences under the Antibody Phage Display Patents and MedImmune Know How (all as defined below).

(b)                                 Dyax has nominated the Target (which was identified prior to the execution of the Amended and Restated Agreement), and this Target has passed the MedImmune Gatekeeping Procedure (each as defined below).

(c)                                  By this Agreement MedImmune wishes to grant to Dyax a Dyax Product Licence in respect of Diagnostic Antibody Products and Therapeutic Antibody Products against the Target.

In consideration of the mutual covenants and undertakings set out below, THE PARTIES AGREE as follows:

1.                                       Definitions

1.1                                 In this Agreement, the terms defined in this Clause shall have the meanings specified below:

“Acceptance Fee” means [REDACTED].

[REDACTED].

“Additional License Allocation” means the options for licenses granted pursuant to Clause 3.5 of the Amended Agreement.

“Affiliate” means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with any other entity.

“Agreement” means this Dyax Product Licence and any and all Schedules, appendices and other addenda to it as may be amended from time to time in accordance with the provisions of this agreement.

“Amended Agreement” means the Amended and Restated Agreement executed by Dyax and MedImmune on July 30, 2007.

“Antibody” means a molecule or a gene encoding such a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.

“Antibody Library” means any antibody library constructed using processes which are covered by a claim of an issued and unexpired patent included within the Antibody Phage Display Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“Antibody Phage Display Patents” means:  (a) the patents and patent applications listed in Schedule 1 and any patents issuing from such patent applications, together with any divisions, registrations, confirmations, reissues, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions, renewals or supplementary protection certificates thereof throughout the world; and (b) any Patent Rights which claim or cover any invention or discovery which is developed by MedImmune or its Affiliates at any time during the term of this Agreement directly related to Antibody phage display or Antibody Services; provided, however, that Antibody Phage Display Patents shall always exclude (i) MedImmune Diabodies Patent Rights, (ii) any Patent Rights owned or controlled by MedImmune which claim or cover Catalytic Antibodies, (iii) any Patent Rights owned or controlled by MedImmune which claim ribosome display technology, (iv) any Patent Rights which claim Single Domain Antibodies, and (v) any Patent Rights acquired by MedImmune after the Commencement Date from any Third Party for consideration or as a result of MedImmune’s acquisition of or merger with such Third Party.

“Antibody Services” means the provision of research and/or development services for the identification, generation, derivation or development of one or more MedImmune Antibody Libraries or Antibodies derived therefrom.

“Business Day” means a day (other than a Saturday or Sunday) on which the banks are ordinarily open for business in the City of London and the Commonwealth of Massachusetts.

“MedImmune Diabodies Patent Rights” means (a) the Patent Rights entitled “Diabodies — multivalent and multispecific binding proteins, their manufacture and use”, PCT/GB93/02492 and (b) the Patent Rights entitled “Retargeting antibodies and diabodies”, PCT/GB94/02019.

“MedImmune Gatekeeping Procedure” means the procedure set out in Schedule 2 of the Amended Agreement which MedImmune has carried out in respect of the Target prior to the grant of this Dyax Product Licence.

“MedImmune Know-How” means any Confidential Information of MedImmune which constitutes unpatented know-how, technical and other information related to the subject matter of the Antibody Phage Display Patents as identified in Schedule 2 and as amended from time to time in accordance with Schedule 2.

“MedImmune Licensable Antibody” means any Antibody (including any Bi-Specific or Poly-Specific

Antibody) to the Target (a) where such Antibody has been identified, generated, developed, produced or derived by Dyax or a Dyax Sublicensee or its sublicensees and (b) the identification, generation, development, production or derivation of such Antibody uses any of the processes claimed or covered by a claim of an issued and unexpired patent included within the Antibody Phage Display Patents (which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise) or uses the MedImmune Know-How and (c) which is potentially useful for the development of any Diagnostic Antibody Product and/or any Therapeutic Antibody Product.

“Catalytic Antibodies” means solely those Antibodies which bind to and catalyze the chemical transformation of a substrate and in which an Antibody binding region is involved in said catalysis.

“Commencement Date” means the date of this Agreement first written above.

“Competent Authority” means any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties including the European Commission, the Court of First Instance and the European Court of Justice.

“Controls” means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation.

“Diagnostic Antibody Product” means any preparation in the form of a device, compound, kit or service with utility in the diagnosis, prognosis, prediction or disease management of a disorder for any indication which contains, comprises or the process of development or manufacture of which utilises a MedImmune Licensable Antibody.  The term “Diagnostic Antibody Product” shall not include any Research Product,

“Dyax Therapeutic Antibody Product” means any Therapeutic Antibody Product identified, generated or derived by Dyax for itself or its Affiliates but not a Therapeutic Antibody Product identified, generated or derived by Dyax for, or on behalf of, a Third Party.

“Dyax Sublicensee” means any Third Party who is granted a sublicense under Clause 3.4 of this Agreement to Exploit Products against the Target in the Territory.

“Exploit” means to make, have made, use, sell or import.

“FDA” means the United States Food and Drug Administration, the equivalent Competent Authority in any country of the Territory or any successor bodies thereto.

“First Commercial Sale” means the first commercial sale of any Product by Dyax or a Dyax Sublicensee (or its sublicensee) in any country after grant of a Marketing Authorisation.

“Force Majeure” means any event outside the reasonable control of either Party affecting its ability to perform any of its obligations (other than payment) under this Agreement, including Act of God, fire, flood, lightning, war, revolution, act of terrorism, riot or civil commotion, but excluding strikes, lock-outs or other industrial action, whether of the affected Party’s own employees or others, failure of supplies of power, fuel, transport, equipment, raw materials or other goods or services.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“IDE” means an Investigational Device Exemption application, as defined in Title 21 of the United States Code of Federal Regulations, filed with the FDA or an equivalent foreign filing.

“IND” means an Investigational New Drug Application, as defined in Title 21 of the United States Code of Federal Regulations, that is required to be filed with the FDA before beginning Phase I Clinical Trials of any Therapeutic Antibody Product in human subjects, or an equivalent foreign filing.

“Major Market” means any one of the following:  (i) the United States of America, (ii) any country in Europe which is subject to the Marketing Authorisation procedure of the European Medicines Evaluation Agency, or (iii) Japan.

“Marketing Authorisation” means any approval (including all applicable pricing and governmental reimbursement approvals) required from the FDA or relevant Competent Authority to market and sell a Product in a particular country.

“Net Sales” means, with respect to a Product sold by Dyax or a Dyax Sublicensee (or its sublicensees), the price invoiced by that party to the relevant purchaser (or in the case of a sale or other disposal otherwise than at arm’s length, the price which would have been invoiced in a bona fide arm’s length contract or sale) but deducting the costs of packing, transport and insurance, customs duties, any credits actually given for returned or defective Products, normal trade discounts actually given, and sales taxes, VAT or other similar tax charged on and included in the invoice price to the purchaser.

“Party” means MedImmune or Dyax.

“Patent Rights” means any patent applications and any patents issuing from such patent applications, author certificates, inventor certificates, utility certificates, improvement patents and models, and certificates of addition and all counterparts of them throughout the Territory, including any divisional applications and patents, filings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

“Pharmacia Agreement” means the agreement between MedImmune and Pharmacia P-L Biochemicals Inc. dated 11 September 1991.

“Pharmacia P-L Biochemicals Inc.” means Pharmacia P-L Biochemicals Inc (now known as Amersham Biosciences).

“Phase I Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the safety of an investigational Product in volunteer subjects or patients that would satisfy the requirements of 21 CFR 312.21(a), or its foreign equivalent and may evaluate the Product’s therapeutic or antigenic effects.

“Phase III Clinical Trial” means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c).

“Product” means a Diagnostic Antibody Product or a Therapeutic Antibody Product.

“Dyax Product Licence” means the licence granted to Dyax pursuant to Clause 2 of this Agreement.

“Quarter” means each period of three (3) months ending on March 31, June 30, September 30, or December 31 and “Quarterly” shall be construed accordingly.

“Research Products” means any product in relation to which Pharmacia P-L has an exclusive licence from MedImmune pursuant to the Pharmacia Agreement.

“Single Domain Antibodies” means an Antibody containing only a single domain (heavy or light).

“Status Report” has the meaning set forth in Clause 4.1.

“Target” means [**], as set out in Schedule 3.

“Territory” means all countries of the world.

“Therapeutic Antibody Product” means any preparation for the treatment or prevention of disease, infection or other condition in humans for any indication which contains, comprises, or the process of development or manufacture of which utilises, a MedImmune Licensable Antibody.  The term “Therapeutic Antibody Product” shall not include any Research Product,

“Third Party” means any entity or person other than Dyax, MedImmune or their respective Affiliates.

“Valid Claim” means a claim of an issued and unexpired patent included within the Antibody Phage Display Patents which have been licensed to MedImmune by the MRC which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“Year” means initially the period from the Commencement Date to the end of that calendar year, and subsequently a calendar year.

1.2                                The headings to clauses are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3                                Words imparting the singular shall include the plural and vice versa.  References to persons include an individual, company, corporation, firm or partnership.

1.4                                The words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding words where a wider construction is possible.

1.5                                References to any statute or statutory provisions of the United Kingdom shall include (i) any subordinate legislation made under it, (ii) any provision which it has superseded or re-enacted (whether with or without modification), and (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification.  References to any statute or regulation of the United States of America means that statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor statute or regulation.

2.                                       Grant of Dyax Product Licence

2.1                                 Subject to Clause 2.4 below, MedImmune hereby grants to Dyax and its Affiliates a non-exclusive, royalty-bearing licence (on the terms of this Agreement) with the right to sublicense (on the terms of Clause 3) under the Antibody Phage Display Patents and MedImmune Know-How to Exploit Products against the Target in the Territory.

2.2                                 The Dyax Product Licence granted under this Agreement is pursuant to Dyax’s exercise of one (1) option from the Additional Licence Allocation under the Amended Agreement.

2.3                                 For the avoidance of doubt, no rights are granted by MedImmune under this Agreement to any MedImmune Diabodies Patent Rights, and any Patent Rights owned or controlled by MedImmune which claim Catalytic Antibodies, ribosome display technology, any Patent Rights which claim Single Domain Antibodies and no rights are granted by MedImmune in this Agreement under the Antibody Phage Display Patents to Exploit Research Products.

2.4                                 This Dyax Product Licence shall come into effect upon the date that the full amount of the Acceptance Fee is received by MedImmune.   The Acceptance Fee of [REDACTED] will be due upon execution of this Product Licence.  The Acceptance Fee shall not be refundable or creditable against any other sums which may be payable by Dyax or a Dyax Sublicensee to MedImmune pursuant to this Agreement.

3.                                       Sub-Licensing

3.1                                 Dyax will, if requested by MedImmune, inform MedImmune of the identity of all Dyax Sublicensees (and their sublicensees) in relation to this Agreement.

3.2                                 Dyax will ensure that any Third Party which receives a sublicence of its rights in accordance with the terms of this Agreement executes a written agreement which requires the Third Party to abide by the terms of this Agreement.

3.3                                 Dyax will be liable for any breach of the sublicences granted in accordance with Clause 3.2.

3.4                                 For the avoidance of doubt, the rights granted to Dyax to Exploit Products against the Target in the Territory may be sublicensed to one or more Third Parties (and further sublicensed by any such Third Party), provided that any such sublicense would remain subject to the terms and conditions of this Agreement.

4.                                       Status Report

4.1                                 Dyax will provide to MedImmune a brief summary of the status of each Product against the Target that Dyax or Dyax Sublicensees desire to Exploit under this Agreement (“Status Report”).  During the Term, Dyax will submit such Status Report to MedImmune for a particular Product prior to the time Dyax or Dyax Sublicensees begin the first human clinical trial with respect to such Product. Dyax will prepare and provide to MedImmune an annual update to such Status Report by March 31st of each year which will summarize the status of the particular Product in the preceding calendar year.

5.                                       Gatekeeping

The Parties acknowledge that, as of the Commencement Date, the Target has passed MedImmune’s Gatekeeping Procedure under the Amended Agreement.

6.                                       Consideration

6.1                                 Therapeutic Antibody Products

6.1.1          With respect to Therapeutic Antibody Products, Dyax shall pay to MedImmune the following payments upon achievement of the specified milestones by Dyax or a Dyax Sublicensee (or its sublicensee) for the first Therapeutic Antibody Product to achieve the relevant milestone:

Initiation of first Phase I Clinical Trial	[REDACTED]
Initiation of first Phase III Clinical Trial	[REDACTED]
First filing for Marketing Authorisation in one Major Market country	[REDACTED]
Marketing Authorisation granted in the United States	[REDACTED]

6.1.2          With respect to Therapeutic Antibody Products, Dyax shall pay MedImmune royalties in an amount equal to [REDACTED] of Net Sales of the Therapeutic Antibody Product sold by or on behalf of Dyax or the Dyax Sublicensee.

6.2                                 Diagnostic Products

6.2.1          With respect to Diagnostic Antibody Products, Dyax shall pay to MedImmune the following payments upon achievement by Dyax or a Dyax Sublicensee (or its sublicensee) of the milestones set out below.  For the avoidance of doubt the milestone payments shall be payable in respect of the first Diagnostic Antibody Product to achieve the relevant milestone:

First filing for Marketing Authorisation in one Major Market country	[REDACTED]
Marketing Authorisation granted in each Major Market Country	[REDACTED]

6.2.2          With respect to Diagnostic Antibody Products, Dyax shall pay MedImmune royalties on a country-by-country basis in an amount equal to [REDACTED] of Net Sales of Diagnostic Antibody Products sold by or on behalf of Dyax or any Dyax Sublicensee.

6.3                                 All royalties due to MedImmune pursuant to Clauses 6.1.2 and 6.2.2 shall be payable on a country-by-country basis until the last Valid Claim expires or ten (10) years from the date of First Commercial Sale of such Product, whichever occurs later.

7.                                       Provisions Relating to Payment of Consideration

7.1                                 All milestone payments shall be paid by Dyax within [REDACTED] of the applicable milestone being achieved and no milestone payments shall be refundable or creditable against any other sum payable by Dyax hereunder for any reason.

7.2                                 Dyax shall make the payments due to MedImmune under Clause 6 above in United States dollars (if Dyax in turn receives payment in dollars) or in pounds sterling (if Dyax in turn receives payment in pound sterling), or Euros (if Dyax in turn receives payment in Euros).  Where Dyax receives payment in a currency other than United States dollars, pounds sterling or Euros, Dyax will convert the relevant sum into pounds sterling (or Euros if Euros have replaced pounds sterling at the time of payment).  Dyax will use the conversion rate reported in the Financial Times [REDACTED] Business Days before the day on which Dyax pays MedImmune.  Such payment will be made without deduction of exchange, collection or other charges.  All payments will be made at Quarterly intervals.  Within [REDACTED] of the end of each Quarter after the First Commercial Sale of each Product in any country, Dyax shall prepare a statement which shall show on a country-by-country basis for the previous Quarter Net Sales of each Product by Dyax or its Affiliates and all monies due to MedImmune based on such Net Sales.  That statement shall include details of Net Sales broken down to show the country of the sales and the total Net Sales by Dyax or its Affiliates in such country and shall be submitted to MedImmune within such [REDACTED] period together with remittance of the monies due.  With respect to Net Sales of a Product by a Dyax Sublicensee (or its sublicensee) Dyax shall prepare a statement which will include the same information and remit that statement and any monies due within the same period except with regard to any Dyax Sublicensee with which Dyax has a licence agreement relating to the technology of Antibody phage display as of the Commencement Date where the remittance will be made at Quarterly intervals within [REDACTED]  of the date royalties are due to Dyax from such existing Dyax Sublicensees.

7.3                                 All payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority.  Any tax (other than VAT) which Dyax is required to pay or withhold with respect of the payments to be made to MedImmune hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, Dyax shall give MedImmune such assistance, which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may reasonably be necessary to enable MedImmune to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax.  If by law, regulation or fiscal policy of a particular country, a remittance of royalties in the currency stipulated in Clause 7.2 above, as the case may be, is restricted or forbidden, notice thereof will be promptly given to MedImmune, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of MedImmune in a recognized banking institution designated by MedImmune or its Affiliates.  When in any country a law or regulation that prohibits both the transmittal and deposit of such payments ceases to be in effect, all royalties or other sums that Dyax would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable.

7.4                                 Dyax shall keep and shall procure that its Affiliates and Dyax Sublicensees keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to MedImmune pursuant to this Agreement.  Those records and books of account shall be kept for [REDACTED] following the end of the Year to which they relate.  Upon MedImmune’s written request, a firm of accountants appointed by agreement between the Parties or, failing such agreement within [REDACTED]  of the initiation of discussions between them on this point MedImmune shall have the right to cause an international firm of independent certified public accountants that has not performed auditing or other services for either Party or their Affiliates (or, if applicable, any Dyax Sublicensee with rights to the Product in question) acceptable to Dyax or the Dyax Sublicensee such acceptance not to be unreasonably withheld to inspect such records and books of account.  In particular such firm:

7.4.1           shall be given access to and shall be permitted to examine and copy such books and records of Dyax and its Affiliates and Dyax Sublicensees upon [REDACTED] notice having been given by MedImmune and at all reasonable times on Business Days for the purpose of certifying that the Net Sales or other relevant sums calculated by Dyax and its Affiliates and Dyax Sublicensees during any Year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales figure or other relevant sums for such period which in their judgment is true and correct;

7.4.2           prior to any such examination taking place, such firm of accountants shall undertake to Dyax and its Affiliates and Dyax Sublicensees that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including MedImmune, but shall only use the same for the purpose of calculations which they need to perform in order to issue the certificate to which this Clause envisages;

7.4.3           any such access examination and certification shall occur no more than once per Year and will not go back over records more than [REDACTED] old;

7.4.4           Dyax and its Affiliates and Dyax Sublicensees shall make available personnel to answer queries on all books and records required for the purpose of that certification; and

7.4.5           the cost of the accountant shall be the responsibility of Dyax if the certification shows it to have underpaid monies to MedImmune by more than [REDACTED] and the responsibility of MedImmune otherwise.

7.5                                 All payments due to MedImmune under the terms of this Agreement are expressed to be exclusive of value added tax (VAT) howsoever arising.  If MedImmune is required to charge VAT on any such payment, MedImmune will notify Dyax.  Dyax will then use all commercially reasonable endeavours to obtain a VAT registration as soon as reasonably possible in order to allow it to reclaim any VAT so chargeable.  If Dyax does obtain a VAT registration then VAT will be added to any relevant payment at the applicable rate.  If having used all commercially reasonable endeavours Dyax is not able to reclaim the VAT (in whole or in part) the parties agree that the amount of any VAT payable will be shared between them equally.

7.6                                 All payments made to MedImmune under this Agreement shall be made to the bank account of MedImmune as notified by MedImmune to Dyax from time to time.

7.7                                 If Dyax fails to make any payment to MedImmune hereunder on the due date for payment, without prejudice to any other right or remedy available to MedImmune, it shall be entitled to charge Dyax interest (both before and after judgment) of the amount unpaid at the annual rate of LIBOR (London Interbank Offering Rate) plus [REDACTED] calculated on a daily basis until payment in full is made without prejudice to MedImmune’s right to receive payment on the due date.

8.                                       Confidentiality

8.1                                 With respect to any confidential information received from the other Party (“Confidential Information”), each Party undertakes and agrees to:

(a)                                 only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

(b)                                ensure that only those of its officers and employees who are directly concerned with the carrying of this Agreement have access to the Confidential Information on a strictly “need to know” basis and are informed of the secret and confidential nature of it;

(c)                                 keep the Confidential Information secret, confidential, safe and secure and shall not directly or indirectly disclose or permit to be disclosed the same to any Third Party, including any consultants or other advisors, without the prior written consent of the disclosing Party except to the extent disclosure is necessary in connection with its use as envisaged under this Agreement;

(d)                                ensure that the Confidential Information will not be covered by any lien or other encumbrance in any way, and

(e)                                 not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents containing the Confidential Information except to the extent necessary in connection with its use as envisaged under this Agreement.

For the avoidance of doubt, the Parties agree that the identity of the Target, any information related to the Target provided to MedImmune by Dyax, and the Status Report is the Confidential Information of Dyax.

8.2                                 The obligations referred to in Clause 8.1 above shall not extend to any Confidential Information which:

(a)                                 is or becomes generally available to the public otherwise than be reason of breach by a recipient Party of the provision of Clause 8.1;

(b)                                is known to the recipient Party and is at its free disposal (having been generated independently by the recipient Party or a Third Party in circumstances where it has not been derived directly or indirectly from the disclosing Party’s Confidential Information prior to its receipt from the disclosing Party), provided that evidence of such knowledge is furnished by the recipient Party to the disclosing Party within twenty-eight (28) days of recipient of that Confidential Information;

(c)                                 is subsequently disclosed to the recipient Party without obligations of confidence by a Third Party owing no such obligations to the disclosing Party in respect of that Confidential Information;

(d)                                is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure, provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the disclosing Party with a view to agreeing on the timing and content of such disclosure.

8.3                                 No public announcement or other disclosures to Third Parties concerning the terms of this Agreement shall be made, whether directly or indirectly, by either Party (except confidential disclosures to professional advisors) without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure with the exceptions that:

(a)                                 a Party may disclose those terms which it is required by regulation or law to disclose, provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible; and

(b)                                the Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof in order to allow such Party to comment upon such announcement or disclosure.  Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the U.S. Securities Exchange Commission, the UK Stock Exchange and any other comparable body including requests for confidential information or proprietary information of either Party included in any such disclosure.

9.                                       Indemnification

9.1                                 Dyax hereby indemnifies MedImmune and its Affiliates and their directors, officers, employees and agents and their respective successors, heirs and assigns (the “MedImmune Indemnitees”) against any liability, damage, loss or expense (including attorneys fees and expenses of litigation) incurred by or imposed upon the MedImmune Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments by or in favour of any Third Party concerning any manufacture, use or sale of any Product by Dyax or any Dyax Sublicensee (or their sublicensee). In addition, each Dyax Sublicensee (or their sublicensee) shall indemnify the MedImmune Indemnitees against any liability, damage, loss or expense (including attorneys fees and expenses of litigation) incurred by or imposed upon the MedImmune Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments by or in favour of any Third Party concerning any manufacture, use or sale of any Product by such Dyax Sublicensee (or their sublicensee).

9.2                                 MedImmune shall not be liable to Dyax and Dyax Sublicensee (or its sublicensee) in respect of any liability, loss, damage or expense (including attorneys fees and expenses of litigation) incurred or suffered by Dyax and Dyax Sublicensees (or its sublicensee) in connection with the manufacture, use or sale of any Products by Dyax and Dyax Sublicensees (or its sublicensee).

9.3                                 MedImmune gives no warranty or representation that the Antibody Phage Display Patents are, or will be, valid or that the exercise of the rights granted under this Agreement will not result in the infringement of patents of Third Parties.

10.                                 Infringement and Patent Prosecution

10.1                           Dyax shall notify MedImmune promptly of any proceedings or applications for revocation of any of the Antibody Phage Display Patents emanating from a Third Party that comes to its notice or if a Third Party takes or threatens to take any proceedings for infringement of any patents of that Third Party by reason of Dyax’s use or operation of the Antibody Phage Display Patents or manufacture, use or sale of the Products.  Dyax shall notify MedImmune promptly of any infringement of the Antibody Phage Display Patents by a Third Party which may come to its attention during the term of the Dyax Product Licence, except Dyax shall have no obligation to so notify MedImmune with respect to any infringement by an academic or not-for-profit entity which occurs by reason of such entity carrying out research activities provided such activities are, as far as Dyax is aware, not being carried out with a view to commercialising a product or otherwise for profit.

10.2                           MedImmune shall have the sole right and responsibility, at its sole discretion and cost and with reasonable assistance from Dyax, to file, prosecute and maintain the Antibody Phage Display Patents and for the conduct of any lawsuits, claims or proceedings challenging the validity or enforceability thereof including, without limitation, any interference or opposition proceeding relating thereto in all countries.  For the avoidance of doubt, Dyax and Dyax Sublicensees will have the right to conduct any proceedings relating to its Product including any proceedings relating to product liability.

11.                                 Termination

11.1                           Unless terminated under this Clause 11, this Agreement shall commence on the Commencement Date and shall terminate, on a country-by-country and Product-by-Product basis upon the last to expire of claims of an issued and unexpired patent within the Antibody Phage Display Patents (which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise) or (b) the date upon which no payments are due to MedImmune under Clause 6 of this Agreement, whichever occurs later.

11.2                           MedImmune shall have the right to terminate this Agreement in the event that:

11.2.1                 Dyax or a Dyax Sublicensee (or its sublicensee) has not filed an IND for a Therapeutic Antibody Product, or a 510(k) or IDE for a Diagnostic Antibody Product within [**] after the Commencement Date; provided however, that Dyax shall have the right to extend such period in annual increments by up to two (2) additional years, upon the following terms:

First Annual Extension	[REDACTED]
Second Annual Extension	[REDACTED]

In order for Dyax to be granted an extension under this Clause 11.2.1, the foregoing amounts must be received by MedImmune prior to the date of expiration.  All amounts received by MedImmune under this Clause 11.2.1 will be credited against any milestones and royalties that would otherwise be due to MedImmune under the terms of the Product License; or

11.2.2                 Dyax or a Dyax Sublicensee (or its sublicense) directly or indirectly opposes or assists any Third Party to oppose the grant of letters patent or any patent application within the Antibody Phage Display Patents, or disputes or directly or indirectly assists any Third Party to dispute the validity of any patent within the Antibody Phage Display Patents or any of the claims thereof.

11.3                           In the event that either Party commits a material breach of any of its material obligations with respect to this Agreement, and such Party fails to remedy that breach within ninety (90) days after receiving written notice thereof from the other Party, that other Party may immediately terminate this Agreement upon written notice to the breaching Party.

11.4                           Either Party may terminate this Agreement in its entirety by giving notice in writing to the other Party if any one or more of the following events happens:

(a)                                 the other Party has any distress or execution levied on the major portion of its assets (as determined by its balance sheet in accordance with GAAP) which is not paid out within thirty (30) days of its being levied;

(b)                                the other Party calls a meeting for the purpose of passing a resolution to wind it up, or such a resolution is passed, or the other Party presents, or has presented, a petition for a winding up order, or presents, or has presented, a petition to appoint an administrator, or has an administrative receiver, or receiver, liquidator or other insolvency practitioner appointed over all or any substantial part of its business, undertaking, property or assets;

(c)                                 the other Party stops or suspends making payments (whether of principal or interest) with respect to substantially all of its debts or announces an intention to do so or the other Party suspends or ceases to carry on its business;

(d)                                a secured lender to the other Party holding a security interest over the major portion of the tangible assets (as determined by its balance sheet in accordance with GAAP) of such other Party takes any steps to obtain possession of the property on which it has security or otherwise to enforce its security;

(e)                                 the other Party suffers or undergoes any procedure analogous to any of those specified in Clause 11.4(a)-(d) above or any other procedure available in the country in which the other Party is constituted, established or domiciled against or to an insolvent debtor or available to the creditors of such a debtor.

12.                                 Consequences of Termination

12.1                           Upon termination of this Agreement for any reason whatsoever:

(a)                                 the relationship of the Parties hereunder shall cease save as (and to the extent) expressly provided for in this Clause 12;

(b)                                any sublicenses granted by Dyax in accordance with the terms of this Agreement will continue in force provided that such sublicensees are not in breach of the relevant sublicense and that each sublicensee agrees to enter into a direct agreement with MedImmune upon the terms of this Agreement;

(c)                                 Dyax shall immediately return or procure to be returned to MedImmune at such place as it directs and at the expense of Dyax (or if MedImmune so requires by notice to Dyax in writing, destroy) all MedImmune Know-How together with all copies of such MedImmune Know-How in its possession or under its control;

(d)                                 The following provisions shall survive expiration or termination of this Agreement: Clauses 7 (in relation to any accrued payment obligations of Dyax prior to termination or expiry), 8, 9, 12, 13 and 15; and

(e)                                 Expiry or termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to such expiry or termination including any accrued obligation for Dyax to make any payments under Clause 6.

13.                                 Dispute Resolution

13.1                           Any dispute arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition thereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be referred to the Chief Executive Officers of each of the Parties.  The Chief Executive Officers shall meet to resolve such deadlock within thirty (30) days of the date that the dispute is referred to them, at a time and place mutually acceptable to them.  Any dispute that has not been resolved following good faith negotiations of the Chief Executive Officers for a period of thirty (30) days shall be referred to and finally settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  There shall be three (3) arbitrators, each Party to designate one arbitrator and the two Party-designated arbitrators to select the third arbitrator.  The Party initiating recourse to arbitration shall include in its notice of arbitration its appointment of an arbitrator.  The appointing authority, in the event a Party does not or the Parties do not appoint arbitrator(s), shall be the American Arbitration Association in New York, New York.  The place of arbitration shall be New York, New York. The language to be used in the arbitration shall be English.  Any determination by the arbitration panel shall be final and conclusively binding.  Judgment on any arbitration award may be entered in any court having jurisdiction thereof.  Each Party shall bear its own costs and expenses incurred in the arbitration; provided that the arbitration panel may assess the costs and expenses of the prevailing Party, including reasonable attorney’s fees, against the non-prevailing Party.

14.                                 Notices

14.1                           All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Dyax:	If to MedImmune:

Dyax Corp.	[REDACTED]

300 Technology Square

Cambridge, MA 02139

Attention: Chief Executive Officer

Facsimile:  (617) 225-2501

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Clause.

15.                                 Governing Law

15.1                         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.2                         Save as provided in this Clause, the United Kingdom Legislation entitled the Contracts (Rights of Third Parties) Act 1999 will not apply to this Agreement.  No person, other than a MedImmune Indemnitee (as defined in Clause 9.1), who is not a Party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) will have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties which agreement must refer to this Clause, except that any Dyax Sublicensee shall have the right to enforce the provisions of Clause 12.1(b) of this Agreement and shall be a third party beneficiary for that purpose only.

16.                                 Specific Performance

16.1                         The parties agree that irreparable damage will occur in the event that the provisions of Clause 8 are not specifically enforced.  In the event of a breach or threatened breach of any such provisions, each Party agrees that the other Party shall, in addition to all other remedies, be entitled to temporary or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy and without the necessity of posting any bond, and/or a decree for specific performance, in accordance with the provisions hereof.

17.                                 Assignment

17.1                         This Agreement may not be assigned by either party without the prior written consent of the other party, except that either Party may assign the benefit and/or burden of this Agreement to any Affiliate of it or any Third Party, provided that such Affiliate or Third Party undertakes to the other Party to be bound by the terms of this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

18.                                 Compliance With Law

18.1                         Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or treaty, the latter shall prevail, but in, such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

19.                                 Amendment and Waiver

19.1                         This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

20.                                 Severability

20.1                         In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

21.                                 Entire Agreement

21.1                         This Agreement and the Amendment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings between the parties relating to the subject matter hereof.

IN WITNESS OF THE ABOVE the Parties have signed this Agreement on the date written at the head of this Agreement.

Schedule 1

Antibody Phage Display Patents

[**].

Schedule 2

MedImmune Know-How

MedImmune [**]

MedImmune [**]

MedImmune may supplement the above with any revisions which it may make to the [**] or with any new [**] at its discretion from time to time (in each case accompanied by notice to Dyax under the Agreement) or with such additional know-how as the Parties may agree.

Schedule 3

Identification of Target:	[**]

GenBank accession number:	[**]

Swiss Prot number:	[**]